Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 14 date of October, 2010 is entered into by and between Continental Resources Inc. (the “Company”) and Eric S. Eissenstat (the “Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereto agree as follows:

1. Term. The initial term of Executive’s employment by the Company under this Agreement shall commence on December 31st, 2010, or such earlier date as Executive’s employment with the Company actually commences (the “Effective Date”) and end on the day immediately preceding the second anniversary of the Effective Date (the “Initial Term”), provided that such term shall automatically renew for additional one (1) year periods at the end of the Initial Term (the “Renewal Term”) and each subsequent Renewal Term (the Initial Term and the Renewal Term together the “Employment Period”), unless, prior to the date which is sixty (60) days prior to third anniversary date (with respect to the extension on the third anniversary date) and each anniversary of such date thereafter (with respect to each subsequent annual extension), the Company or the Executive shall have given written notice not to extend the Term or the Executive shall have incurred a termination of employment with the Company.

2. Position and Duties. Executive will serve as Senior Vice-President and Chief Legal Officer of the Company. During the Employment Period, Executive will report directly to the Chief Executive Officer of the Company. Executive shall perform all services reasonably required to fully execute the duties and responsibilities associated with the Company and its affiliates. Executive will devote substantially all of his working time, attention and energies (other than absences due to illness or vacation) to the performance of his duties for the Company. Notwithstanding the above, Executive will be permitted, to the extent such activities do not interfere with the performance by Executive of his duties and responsibilities under this Agreement or violate this Agreement, to (i) manage Executive’s personal, financial and legal affairs, and (ii) serve on industry, civic or charitable boards or committees.

3. Place of Performance. Executive’s place of employment will be in Oklahoma City, Oklahoma.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company will pay Executive an annual base salary of not less than Three Hundred Thousand Dollars ($300,000) per year, less required withholdings, in approximate equal installments in accordance with the Company’s customary payroll practices. Executive’s Base Salary may be increased, but not decreased without Executive’s consent, pursuant to annual review by the board of directors of the Company (the “Board”). Such increased Base Salary will then constitute Executive’s “Base Salary” for all purposes of this Agreement.

(b) Annual Incentive Bonus. During the Employment Period, Executive shall be eligible to participate in the annual incentive compensation plan for senior executive officers established and adopted by the Company, or any successor plan of plans, if any, thereto (the “Annual Incentive Plan”) with a target level equal to no less than 66 percent (66%) of Base Salary for any calendar year for which a bonus is granted (as of the Effective Date, the target bonus for 2010 shall be approximately $200,000) with the first such bonus, if any, to be prorated for Executive’s actual period of employment during the first calendar year (the “Bonus”). The Annual Bonus shall be paid at such time as the Company pays such bonuses to its senior executive officers and in accordance with the Company’s customary practices.

(c) Equity Incentive. As soon as administratively practicable following the Effective Date, the Executive shall be granted 36,000 shares of restricted common stock of the Company (the “Initial Stock Grant”), subject to the approval of the Board. The terms of the Initial Stock Grant shall be subject to and consistent with the equity-based compensation plan sponsored and maintained by the Company for its senior executive officers and the relevant restricted stock agreement and shall include the following: (1) the Initial Stock Grant shall vest 1/3 each year for three years, with vesting commencing on the 15th day of the mid-quarter month following the Effective Date (therefore, 12,000 shares of restricted stock granted under the Initial Stock Grant shall vest during the first year following 15th day of the mid-quarter month following the Effective Date and 12,000 shares of restricted stock shall vest each subsequent year); (2) the Initial Stock Grant shall be subject to accelerated vesting, including as provided in Section 7(b); and (3) if the Company shall effect a subdivision or consolidation of its stock or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then (1) the number of restricted shares subject to the unvested portion of the Initial Stock Grant shall be appropriately adjusted in such a manner as to entitle the Executive to receive upon vesting of such unvested shares the equivalent total number and class or series of stock as any other shareholder in the Company would receive upon such event requiring the adjustment (e.g., if the Company were to effect a 2 for 1 stock split while 12,000 restricted shares of the Initial Stock Grant were unvested, the Executive would receive 24,000 shares of stock upon vesting of such restricted shares). The Executive shall be eligible to be considered, from time to time, by the Board for additional grants of equity-based compensation; provided that the amount and type of such grants awarded to the Executive shall be no less than those grants awarded to senior executive officers of the Corporation, if any.

(d) Welfare. Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and/or dependents to the extent provided in the applicable plans and programs) will be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company for the benefit of its senior executive officers pursuant to the terms of such plans and programs including, without limitation, all medical, life, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period and on the same terms as they apply to other senior executive officers of the Company. Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers and, in accordance with the terms of the Company’s section 401(k) plan, shall be entitled to a 5 percent (5%) company [matching][profit sharing] contribution after six (6) months of service with the Company. Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally.

(e) Vacation. The Executive shall be entitled in each year during the Employment Period to receive vacation days in accordance with Corporation’s policies and practices, as may be amended from time to time, of at least four (4) weeks’ or 20 business days’ paid vacation. Executive may use his vacation in a reasonable manner based upon the business needs of the Company. Unused vacation days will accrue from year to year without limitation. Executive will also be entitled to any paid holidays offered to the employees of the Company when and as established by the Company.

(f) Fringe Benefits. During the Employment Period, the Company will provide Executive with such other fringe benefits or perquisites as commensurate with Executive’s position, including without limitation professional and civic dues and continuing legal education expenses.

(g) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(h) Services Furnished. During the Employment Period, Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position.

5. Termination. Executive’s employment under this Agreement may be terminated during the Employment Period under the following circumstances:

(a) Death. Executive’s employment under this Agreement will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive is substantially unable to perform his duties under this Agreement (with or without reasonable accommodation, as defined under the Americans With Disabilities Act) for an entire period of six (6) consecutive months, and within thirty (30) days after a Notice of Termination (as defined in Section 6(a)) is given after such six (6) month period Executive does not return to the substantial performance of his duties on a full-time basis, the Company has the right to terminate Executive’s employment under this Agreement for “Disability,” and such termination will not be a breach of this Agreement by the Company.

(c) Cause. The Company has the right to terminate Executive’s employment for Cause, and such termination will not be a breach of this Agreement by the Company. “Cause” means termination of employment for one of the following reasons: (i) the conviction of Executive by a federal or state court of competent jurisdiction to a felony which relates to Executive’s employment at the Company; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of the Company or any affiliate; or (iii) Executive’s “willful” failure to follow a direct, reasonable and lawful written directive from the Chief Executive Officer of the Company delivered to the Executive which specifically identifies the manner in which the Chief Executive Officer believes the Executive has not performed within the reasonable scope of Executive’s duties, which failure is not cured within thirty (30) days. For purposes of this Section 5(c), no act or failure to act on

Executive’s part shall be deemed “willful” unless done or omitted to be done by Executive, in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company; provided, however, that the unwillingness of Executive to accept an act that would constitute Good Reason or any other action by or at the request of the Chief Executive Officer that is contrary to this Agreement may not be considered by the Company to be a failure to perform or misconduct by Executive. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause for purposes of the Agreement unless and until there shall have been delivered to him a copy of a resolution, duly adopted by a vote of three-fourths (3/4) of the entire Board at a meeting of the Board called and held (after a notice to Executive identifying in reasonable detail the manner in which Company believes Cause exists and an opportunity for Executive and his counsel to prepare for and to be heard before the Board) for the purpose of considering whether Executive has been guilty of such a willful failure to perform or such willful misconduct as justifies termination for Cause hereunder, finding that, in the good faith opinion of the Board, Executive has been guilty thereof, and specifying the particulars thereof.

(d) Good Reason. Executive may terminate his employment with the Company for “Good Reason” by providing Notice of Termination to the Company within one hundred and twenty (120) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the events set forth below, and such termination will not be a breach of this Agreement and will entitle Executive to the compensation and benefits described in Section 7(b) hereof:

(i) a material permanent and adverse alteration in the nature of Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities;

(ii) the reduction by the Company of Executive’s Base Salary below the amount specified in Section 4(a) or a reduction in the Bonus, in each case other than as part of a compensation reduction program which applies equally to all executive officers at the Senior Vice President and above levels;

(iii) the relocation of Executive’s principal place of performance from Oklahoma City, Oklahoma except for travel reasonably required in the performance of Executive’s responsibilities;

(iv) the failure of any successor to the Company to assume this Agreement;

(v) the failure of the Board to approve the Initial Stock Grant; or

(vi) a material breach by the Company of any provision of this Agreement.

(e) Without Cause. The Company has the right to terminate Executive’s employment under this Agreement without Cause by providing Executive with a Notice of Termination, subject to the obligations set forth in Section 6(a) hereof.

(f) Voluntary Termination. Executive may voluntarily terminate employment with the Company at any time, and if such termination is not for Good Reason, then Executive shall only be entitled to compensation and benefits as described in Section 7(c) hereof.

6. Termination Procedure.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 5(a)) will be communicated by written Notice of Termination to the other party in accordance with Section 10. For purposes of this Agreement, a “Notice of Termination” means a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment. Executive shall not have breached this Agreement if he terminates his employment for any reason.

(b) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated due to Disability pursuant to Section 5(b), thirty (30) days after Notice of Termination (provided that Executive has not returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), (iii) if Executive’s employment is terminated for Good Reason pursuant to Section 5(d), the date specified in the Notice of Termination, which date shall not be later than thirty (30) days following the date on which the Notice of

Termination is given, or (iv) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any other date specified in the Notice of Termination, which date shall not be later than thirty (30) days following the date on which the Notice of Termination is given.

7. Compensation Upon Termination or During Disability.

(a) Accrued Obligation Defined. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested rights, compensation and/or benefits as may be due to Executive following the Date of Termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company and a lump sum amount in cash equal to the sum of (i) Executive’s Base Salary through the Date of Termination, (ii) any accrued but unused vacation pay through the Date of Termination and (iii) any other amounts due Executive as of the Date of Termination, including without limitation, any reasonable business expenses incurred on or before the Date of Termination, in each case only to the extent not theretofore paid.

(b) Termination by Company or by Executive during the Initial Term.

(i) If Executive’s employment is terminated by the Company or by Executive for any reason during the Initial Term:

(1) the Company shall pay Executive in a single cash lump sum payment within thirty (30) days of the Date of Termination an amount equal to the greater of (A) the amount provided under Section 7(b)(ii)(1) or (B) the amount equal to (1) the Accrued Obligation, (2) the total amount of Executive’s Base Salary for the period commencing on the Date of Termination and ending on the third anniversary of the Effective Date and (3) the amount of the target Bonus payable for the years commencing on the Effective Date and ending on the third anniversary of the Effective Date less the amount of any Bonus actually paid during such years;

(2) the Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a longer of (A) the period provided under Section 7(b)(ii)(2) or (B) the period from the Date of Termination until the third anniversary of the Effective Date the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination at the level in effect and upon substantially the same terms and conditions (including without limitation contributions required by Executive for such benefits) as existed immediately prior to the Date of Termination; provided, if the Executive (or his/her spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before Company medical benefits are provided. If Executive (or his spouse and/or his dependents) cannot continue to participate in the Company programs providing such benefits, the Company shall arrange to provide Executive (and his spouse and/or his dependents, as applicable) with the economic equivalent of such benefits which they otherwise would have been entitled to receive under such plans and programs (“Continued Benefits”); provide that if, pursuant to the terms of the Company’s group health and welfare plans or programs, Executive (and his spouse and dependents, if applicable) cannot continue to participate in the Company group health and welfare plans or programs and provided in this Section 7(b)(i)(2) or Section 7(b)(ii)(2), the Company shall provide Executive (and spouse and/or dependents, if applicable) either the equivalent of such benefits which they would have otherwise been entitled under such plans and programs under a private health insurance contract purchased by the Company for the benefit of Executive (and his spouse and/or dependents, if applicable) or a lump sum cash payment equal to the cost of providing such equivalent private health insurance. The maximum period of coverage for which Executive may be entitled to group health plan coverage continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, shall not be reduced due to the provision of any benefits to Executive for any periods under this Agreement.

(3) all equity incentive stock awards granted to Executive, including the Initial Stock Grant, shall be 100% vested on the Date of Termination.

(ii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason following the Initial Term but during the Employment Period:

(1) the Company will pay to Executive within thirty (30) days of the Date of Termination in a single lump sum payment an amount equal to (A) the Accrued Obligation, (B) Executive’s Base Salary and (C) Executive’s Bonus for the year in which the Date of Termination occurs;

(2) the Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of 24 months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination on such terms as described in Section 7(b)(i)(2).

(c) Termination by Company for Cause or by Executive Without Good Reason following the Initial Term. If Executive’s employment is terminated by the Company for Cause or by Executive (other than for Good Reason or other than during the Initial Term) the Company will pay Executive the Accrued Obligation, as soon as practicable following the Date of Termination. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

(d) Disability following the Initial Term. During any period that Executive fails to perform his duties under this Agreement as a result of incapacity due to physical or mental illness (“Disability Period”), Executive will continue to receive his full Base Salary set forth in Section 4(a) until his employment is terminated pursuant to Section 5(b). In the event Executive’s employment is terminated for Disability pursuant to Section 5(b) following the Initial Term, the Company will (A) pay to Executive the Accrued Obligation, as soon as practicable following the Date of Termination, and (B) provide Executive with disability benefits pursuant to the terms of the Company’s disability programs and/or practices.

(e) Death. If Executive’s employment is terminated by his death, the Company will pay to Executive’s beneficiary, or personal or legal representatives or estate, as the case may be, a single lump sum cash payment equal to [(A)] the Accrued Obligation [and (B) one-third of Executives Base Salary in effect on the Date of Termination].

(f) Change in Control. If during the Employment Period Executive’s employment is terminated by the Company for any reason “In Connection With a Change of Control” (as defined below), then

(i) within thirty (30) days after the Date of Termination the Company shall pay the Executive a single lump sum cash amount equal to (A) the Accrued Obligation and (B) the product obtained by multiplying the sum of Executive’s Base Salary and target Bonus for the year in which the Date of Termination occurs by two (2);

(ii) the Company shall maintain in full force and effect, for the continued benefit of Executive (and his spouse and/or his dependents, as applicable) for a period of 24 months following the Date of Termination the medical, hospitalization, and dental programs, in which Executive (and his spouse and/or his dependents, as applicable) participated immediately prior to the Date of Termination on such terms as described in Section 7(b)(i)(2).

(iii) all equity incentive stock awards granted to Executive, including the Initial Stock Grant, shall be 100% vested on the Date of Termination.

(iv) To the extent Executive is eligible to receive a benefit under this Section 7(b) or Section 7(f), Executive may elect to receive a benefit under this Section 7(b) or Section 7(f); provided, however, if Executive elects to receive a benefit under this Section 7(b), no benefits shall be payable under Section or Section 7(f) or if Executive elects to receive a benefit under Section or Section 7(f), no benefits shall be payable under this Section 7(b).

(v) “In Connection With a Change of Control” Defined. For purposes of this Agreement, a termination “In Connection With a Change of Control” shall mean the termination of Executive’s employment by the Company or its successor, as the case may be, for any reason other than for Cause, death or Disability upon, in connection with, or within one year following, a “Change In Control of the Company” (as defined below). For purposes of this Agreement, a “Change in Control of the Company” shall mean the occurrence of any of the following after the Effective Date:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time, (the “Exchange Act”) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 30 percent (30%) or more of either (i) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control of the Company: (a) any acquisition directly from the Company, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by The Company, or (d) any acquisition by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (3) of this Section 7(f)(v); or

(2) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(3) consummation of (xx) a reorganization, merger or consolidation or sale of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50 percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30 percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(g) Mitigation. Executive will not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there will be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

8. Indemnification and Insurance. Executive shall be indemnified and held harmless by the Company during the term of this Agreement and following any termination of this Agreement for any reason whatsoever in the same manner as would any other key management employee of the Company with respect to acts or omissions occurring prior to (a) the termination of this Agreement or (b) the termination of employment of Executive. In addition, during the term of this Agreement and for a period of three years following the termination of this Agreement for any reason whatsoever Executive shall be covered by a Company held liability insurance policy, with a maximum aggregate limit of liability for all claims under all liability coverage sections in the amount of $5,000,000, covering acts or omissions occurring prior to (i) the termination of this Agreement or (ii) the termination of employment of Executive.

9. Agreement Binding on Successors.

(a) Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as herein defined, and any successor to its or the Company’s business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits under this Agreement, which may be transferred only by will or the laws of descent and distribution. Upon Executive’s death, this Agreement and all rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s beneficiary, or personal or legal representatives, or estate, to the extent any such person succeeds to Executive’s interests under this Agreement. In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him under this Agreement if he had continued to live, unless otherwise provided, all such amounts shall be paid in accordance with the terms of this Agreement to his beneficiary or personal or legal representatives or estate.

10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At his last known address evidenced on the Company’s payroll records.

If to the Company:

Continental Resources, Inc.

302 N. Independence

Enid, OK 73701

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

11. Withholding; Section 409A. All payments hereunder will be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be administered, construed and interpreted in accordance with such intent. To the extent that an award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board and Executive otherwise determine in writing, the award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the additional tax applicable under Section 409A of the Code. Accordingly, for purposes of a distribution under the Agreement shall be determined a termination of employment hereunder must meet the requirements of a “separation from service” as defined for purposes of Section 409A of the Code.

Notwithstanding any provision of this Agreement, if the Board (or its delegate) determines in its sole discretion that as of the date of the Executive’s termination the Executive is a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code, and Department of Treasury regulations and other interpretive guidance issued thereunder) as of the date of the Executive’s termination and that any payment due hereunder during the six-month period that commences on and follows Executive’s Date of Termination must be delayed to comply with Section 409A of the Code, then such payment(s) shall be paid in one lump sum amount on the first business day following the six-month anniversary of the date of the Executive’s Date of Termination. To the extent any payments due hereunder are so delayed In Connection with a Change of Control, such amounts shall be deposited in a rabbi trust as selected by Executive.

12. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The respective rights and obligations of the parties under this Agreement shall survive Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oklahoma without regard to its conflicts of law principles.

13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

15. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and will not affect its interpretation.

16. Entire Agreement. Except as provided elsewhere herein and except for the other documents and agreements contemplated in accordance herewith, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

17. Further Assurances. The parties hereby agree, without further consideration, to execute and deliver such other instruments or to take such other action as may reasonably be required to effectuate the terms and provisions of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first above written.

Continental Resources Inc. (the “Company”)

By	/s/ Jeff Hume
Title	President and Chief Operating Officer

Eric S. Eissenstat (the “Executive”)

/s/ Eric S. Eissenstat